Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated statement of operations and other data give effect to:

•	The acquisition by Pinnacle Financial Partners, Inc. (“Pinnacle”) of BNC Bancorp (“BNC”); and

•	the issuance of an estimated approximately 27.6 million shares of Pinnacle common stock to the shareholders of BNC in connection with the merger,

as if, in the case of the balance sheet data, Pinnacle’s acquisition occurred as of September 30, 2016 and, in the case of the statement of operations data, the acquisition occurred as of January 1, 2015.

The unaudited pro forma condensed combined statement of earnings and other data for 2015 and the nine months ended September 30, 2016 combines the consolidated results of operations of Pinnacle with the combined results of operations of BNC for the respective periods giving effect to the merger as if it had been completed as of January 1, 2015. The unaudited pro forma condensed combined balance sheet data as of September 30, 2016 combines the consolidated balance sheet of Pinnacle as of that date with the combined balance sheet of BNC as of that date and gives effect to the transactions described above as if those transactions had been completed as of that date. Pinnacle will account for its acquisition of BNC under the purchase method of accounting.

The pro forma financial data appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates and is subject to uncertainties, and that data does not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that Pinnacle may achieve in the future.

The pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of Pinnacle’s acquisition of BNC.

The unaudited pro forma condensed combined balance sheet appearing below does not give pro forma effect to the following:

•	BNC’s acquisition of High Point Bank Corporation, which was consummated on November 1, 2016; or

•	Pinnacle’s issuance in a private placement of $120.0 million of subordinated notes due 2026 on November 16, 2016 and the use of approximately $57.0 million of the net proceeds from that offering to repay borrowings outstanding at that date under Pinnacle’s line of credit.

The unaudited pro forma condensed combined statement of operations data appearing below does not give pro forma effect to the following for any period prior to the applicable date the transaction was consummated:

•	either Pinnacle Bank’s initial or Pinnacle and Pinnacle Bank’s subsequent investments in Bankers Healthcare Group, LLC which were consummated on February 1, 2015 and March 1, 2016, respectively;

•	Pinnacle’s acquisition of CapitalMark Bank & Trust, which was consummated on July 31, 2015;

•	Pinnacle’s acquisition of Magna Bank, which was consummated on September 1, 2015;

•	Pinnacle’s acquisition of Avenue Financial Holdings, Inc., which was consummated on July 1, 2016;

•	BNC’s acquisition of Valley Financial Corporation, which was consummated on July 1, 2015;

•	BNC’s acquisition of certain assets and assumption of certain liabilities of Certus Bank, N.A. on October 16, 2015;

•	BNC’s acquisition of Southcoast Financial Corporation, which was consummated on June 17, 2016;

•	BNC’s acquisition of High Point Bank Corporation, which was consummated on November 1, 2016; or

•	Pinnacle’s issuance in a private placement of $120.0 million of subordinated notes due 2026 on November 16, 2016 and the use of approximately $57.0 million of the net proceeds from that offering to repay borrowings outstanding at that date under Pinnacle’s line of credit.

The pro forma financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Pinnacle’s historical financial statements and the notes thereto included in Pinnacle’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and Pinnacle’s quarterly report on Form 10-Q for the quarter ended September 30, 2016, and the historical financial statements of BNC and the notes thereto included in BNC’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and BNC’s quarterly report on Form 10-Q for the quarter ended September 30, 2016.

As noted above, the acquisition of BNC will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the purchase price reflected in the following pro forma financial statements is preliminary and is subject to adjustment upon receipt of, among other things, appraisals of some of the assets and liabilities of BNC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2016

			Pro Forma Adjustments
	Pinnacle Historical	BNC Historical	Acquisition of BNC	Notes	Pro Forma
	(In thousands)
Assets:
Cash and cash equivalents	$256, 977	$313,338	$(43,865)	A	$526,450
Investment securities
Held to maturity	26,605	295,276	(2,757)	B	319,124
Available for sale	1,223,751	543,013			1,766,764
Loans, net of unearned income	8,241,020	4,995,947	(94,429)	C	13,142,538
Allowance for loan losses	(60,249)	(36,366)	36,366	D	(60,249)

Loans, net	8,180,771	4,959,581	(58,063)		13,082,289
Goodwill	550,580	189,968	1,008,224	E	1,748,772
Core deposit	16,240	17,852	30,122	F	64,214
Premises and equipment	84,916	140,220			225,136
Other assets	638,549	342,314	30,282	G	1,011,145

Total assets	$10,978,389	$6,801,562	$963,943		$18,743,894
Liabilities and Shareholders’ Equity:
Deposits and securities sold under agreements to repurchase	$8,754,463	5,711,218			$14,465,681
Advances from Federal Home Loan Bank	382,338	134,540	$(858)	H	516,020
Subordinated debt and other borrowings	262,507	114,974	(8,549)	I	368,932
Accrued expenses and other liabilities	103,438	45,618	30,126	J	179,182
Total liabilities	9,502,746	6,006,350	20,719		15,529,815
Shareholders’ equity
Common stock and additional paid in capital	1,120,272	643,308	1,095,128	K	2,858,708
Retained earnings	351,484	143,317	(143,317)	L	351,484
Accumulated other comprehensive income	3,887	8,587	(8,587)	M	3,887

Total shareholders’ equity	1,475,643	795,212	943,224		3,214,079

Total liabilities and shareholders’ equity	$10,978,389	$6,801,562	$963,943		$18,743,894

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2016

			Pro Forma Adjustments
	Pinnacle Historical	BNC Historical	Acquisition of BNC	Notes	Pro Forma
	(In thousands, except share and per share data)
Statement of Operations Data:
Interest income	$262,116	$179,914	$8,479	N	$450,509
Interest expense	26,535	26,077	(179)	O	52,433

Net interest income	235,581	153,837	8,658		398,076
Provision for loan losses	15,282	3,210	—		18,492

Net interest income after provision for loan losses	220,299	150,627	8,658		379,584
Noninterest income	90,261	26,788			117,049
Noninterest expense	170,376	106,056			276,432
Amortization of intangible assets	3,145	3,505	1,394	P	8,044

Income before income taxes	137,039	67,854	7,264		212,157
Income taxes	45,911	20,632	2,850	Q	69,393

Net income	$91,128	$47,222	$4,414		$142,764

Per Share Data:
Earnings per share – basic	$2.16	$1.09			$2.20
Weighted average common shares outstanding – basic	42,228,280	43,194,871			64,840,795
Earnings per share – diluted	$2.12	$1.09			$2.18
Weighted average common shares outstanding – diluted	42,928,467	43,286,574			65,588,988

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Fiscal Year Ended December 31, 2015

			Pro Forma Adjustments
	Pinnacle Historical	BNC Historical	Acquisition of BNC	Notes	Pro Forma
	(In thousands, except share and per share data)
Statement of Operations Data:
Interest income	$255,170	$198,486	$17,344	N	$471,000
Interest expense	18,537	26,684	(238)	O	44,983

Net interest income	236,633	171,802	17,582		426,017
Provision for loan losses	9,188	1,896			11,084

Net interest income after provision for loan losses	227,445	169,906	17,582		414,933
Noninterest income	86,530	32,448			118,978
Noninterest expense	168,903	135,190			304,093
Amortization of intangible assets	1,974	3,965	4,430	P	10,369

Income before income taxes	143,098	63,199	13,152		219,449
Income taxes	47,588	18,749	5,160	Q	71,497

Net income	$95,510	$44,450	$7,992		$147,952

Per Share Data:
Earnings per share – basic	$2.58	$1.25			$2.66
Weighted average common shares outstanding – basic	37,015,468	35,691,059			55,699,737
Earnings per share – diluted	$2.52	$1.24			$2.61
Weighted average common shares outstanding – diluted	37,973,788	35,782,246			56,705,794

Note 1—Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Pinnacle and BNC under the acquisition method of accounting with Pinnacle treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of BNC, as of the effective date of the merger, will be recorded by Pinnacle at their respective fair values and the excess of the merger consideration over the fair value of BNC’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed in the third quarter of 2017, provides for BNC common shareholders to receive 0.5235 shares of Pinnacle common stock for each share of BNC common stock they hold immediately prior to the merger. Based on the closing sale price of shares of Pinnacle common stock on the Nasdaq Global Select Market on January 20, 2017 of $63.30, the last trading day before the public announcement of the signing of the merger agreement, the value of the merger consideration per share of BNC common stock was $33.14. Based on the average closing trading price of shares to Pinnacle common stock on NASDAQ over the twenty trading days ended January 20, 2017, the value of the merger consideration per share of BNC common stock was $35.70.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) BNC’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of shares of Pinnacle common stock varies from the assumed $63.30 per share, which represents the closing share price of Pinnacle common stock on January 20, 2017; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Pinnacle and BNC are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. The fair values are estimated as of September 30, 2016. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $48.0 million are included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over ten years. Actual amortization will be recorded on an accelerated basis which reflects the anticipated life of the underlying assets. Goodwill totaling $1.2 billion is included in the pro forma adjustments and is not subject to amortization. The purchase price is contingent on Pinnacle’s price per common share at the closing date of the merger, which has not yet occurred. A 10% increase or decrease in Pinnacle’s closing sale price per share of common stock on January 20, 2017 of $63.30 would result in a corresponding goodwill adjustment of approximately $174.9 million.

The preliminary purchase price allocation is as follows:

in millions except per share amounts
Pro Forma Purchase Price (1)
Estimated BNC shares outstanding (includes restricted stock awards that will vest upon change in control)	52,732,799
Exchange ratio to Pinnacle shares	0.5235
Pinnacle shares to issue	27,605,620
Issuance price	$63.30
Value of Pinnacle common stock issued	1,747,435,764
Number of BNC stock options outstanding	66,443
Weighted average exercise price	$9.75
Fair value of each option	$34.82
Fair value of acquired options	$1,665,592
Total estimated consideration to be paid		$1,749,101,356
BNC Net Assets Estimated at Fair Value
Assets acquired:

Cash and short-term investments		280,138
Securities investments		835,532
Loans and leases		4,901,518
Other intangible assets		47,974
Other assets		512,816

Total assets acquired		6,577,979
Liabilities assumed:
Deposits		5,711,219
Advances from the FHLB		133,681
Subordinated debt and other borrowings		106,425
Accrued expenses and other liabilities		75,744

Total liabilities assumed		6,027,069

Net assets acquired		550,910

Preliminary pro forma goodwill		$1,198,192

(1)	Totals may not add up due to rounding.

Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a blended statutory effective tax rate of 39.23% to account for both federal and state tax obligations to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Adjustments to cash and short-term investments to reflect assumed estimated pre-tax merger-and integration-related costs of $33.2 million, cash paid to redeem outstanding BNC common stock options of $1.7 million, and estimated fees paid to Pinnacle’s financial advisors related to the merger. See Note 4.

B.	Adjustment to securities classified as held-to-maturity to reflect estimated fair value of acquired investment securities as of September 30, 2016.

C.	Incremental adjustment to loans, net of unearned income to reflect net estimated fair value adjustments, which included lifetime credit loss expectations, current interest rates and liquidity, to acquired loans.

D.	Elimination of BNC’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

E.	Adjustments to goodwill to eliminate BNC goodwill of $190.0 million at merger date and record estimated goodwill associated with the merger of $1.2 billion.

F.	Adjustments to other intangible assets to eliminate BNC’s other intangible assets of $17.9 million and record an estimated core deposit intangible asset associated with the merger of $48.0 million.

G.	Adjustment to deferred tax assets to reflect the effects of the fair value acquisition accounting adjustments and contractually obligated merger costs.

H.	Adjustment to debt to reflect estimated fair value of $858,000 of acquired FHLB advances outstanding as of September 30, 2016.

I.	Adjustment to debt to reflect estimated fair value of $8.549 million of long-term debt of BNC outstanding as of September 30, 2016.

J.	Adjustment to accrued expenses and other liabilities to reflect the effects of the fair value acquisition accounting adjustments and merger-and integration-related costs of $30.0 million. See Note 4.

K.	Adjustment to remove BNC common stock and additional paid in capital and to record the issuance of approximately 27.605 million shares of Pinnacle common stock to BNC common shareholders of $27.605 million par value and additional paid in capital of $1.7 billion.

L.	Adjustment to eliminate BNC retained earnings.

M.	Adjustments to eliminate remaining BNC accumulated other comprehensive income balances of $8.6 million.

N.	Net adjustments to interest income of $17.3 million and $8.5 million for the nine months ended September 30, 2016 and year ended December 31, 2015, respectively, to eliminate BNC amortization of premiums and accretion of discounts on previously acquired loans and securities and record estimated amortization of premiums and accretion of discounts on acquired loans and held-to-maturity securities.

O.	Reflects incremental interest expense of $179,000 for the nine months ended September 30, 2016 and $238,000 for the year ended December 31, 2015, respectively, related to the fair value adjustments on the acquired FHLB advances, trust preferred securities and subordinated debt issuances.

P.	Net adjustments to noninterest expense of $1.4 million for the nine months ended September 30, 2016 and $4.4 million for the year ended December 31, 2015 to eliminate BNC amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets. See Note 2 for additional information regarding Pinnacle’s amortization of acquired other intangible assets.

Q.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state tax rate of 39.23%.

Note 4—Merger Integration Costs

Merger- and integration-related costs are not included in the pro forma condensed combined statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger- and integration-related costs expected to be incurred by Pinnacle include financial, legal and advisory fees, software termination expenses and lease termination expenses, and are estimated to be $100.1 million pretax; $63.3 million of which is estimated will be incurred at closing. The $63.3 million of merger- and integration-related charges are reflected in the pro forma adjustments to the pro forma condensed combined balance sheet as a $33.2 million reduction to cash and a $30.0 million decrease to accrued expenses and other liabilities. The balance of $36.8 million of merger- and integration-related charges will be incurred after completion of the merger. None of these estimated merger- and integration-related charges had been incurred as of September 30, 2016.